UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

December 3, 2004

(Date of earliest event reported)

TEAM FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

KANSAS

000-26335

48-1017164

(State or other jurisdiction

(Commission

(I.R.S. Employer

of incorporation)	File Number)	Identification No.)

8 West Peoria, Suite 200, Paola, Kansas, 66071

(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code:  (913) 294-9667

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This form 8-K/A amends the Registrant’s Current Report on Form 8-K filed on December 8, 2004 under Item 2.06 Material Impairments.  This amendment modifies the amount of estimated impairment charges management determined will be required in the Registrant’s financial statements as of and for the year ended December 31, 2004, based upon the final determination of the fair market value for the investment in our insurance agency subsidiary, Team Insurance Group, Inc., the asset under valuation. Subsequent to the original Form 8-K filed on December 8, 2004, which reported an estimated impairment of the asset of approximately $800,000 to $1,000,000, the Registrant received a written offer from an unaffiliated third party to purchase the insurance agency.  This offer was finalized in a definitive agreement dated February 7, 2005 to sell the insurance agency to the third party and is expected to close in February 2005.  The fair market value of the insurance agency at December 31, 2004 was determined based on the selling price set forth in the agreement.  This fair market value compared to the book value recorded on the Registrant’s books at December 31, 2004 indicated that the insurance agency asset was impaired by $293,000.  See sections (a) and (b) below for additional information regarding the impact of the impairment.

Item 2.06 Material Impairments.

(a) On December 3, 2004, Team Financial, Inc. (the “Registrant”) determined that a material charge for impairment to goodwill associated with its insurance agency would be required as of December 31, 2004.

The Registrant acquired the insurance agency in December, 2002, agreeing to pay cash to the sellers of $5,000,000 at closing, plus additional aggregate cash consideration of $1,850,000 with interest, contingent upon the insurance agency achieving $4,000,000 in annual gross commission revenue in 2003 and in 2004.  The additional cash consideration was payable in two annual payments of $925,000 each plus interest.

The specified commission revenue level of the insurance agency was achieved for fiscal year 2003, and the first contingent payment of $925,000 plus interest was paid to the sellers in the first quarter of 2004.  This payment was accounted for by the Registrant as an additional cost of the acquired agency and resulted in an increase in goodwill of $925,000 on the March 31, 2004 balance sheet of the Registrant.

As of November 30, 2004, the insurance agency met the specified commission revenue benchmark for 2004.  Therefore, the second payment of $925,000 plus interest will be paid by the Registrant to the sellers in the first quarter of 2005.  The Registrant will accrue this liability as an additional cost of the insurance agency, resulting in an increase in goodwill of $925,000 on the December 31, 2004 balance sheet of the Registrant.  Upon review of generally accepted accounting principles, the Registrant has concluded that the accrual of the 2005 payment at December 31 is proper.

The goodwill of the insurance agency was tested by the Registrant for impairment  during the fourth quarter of 2004 in accordance with FAS142, “Goodwill and Other Intangible Assets.”  The fair value of the insurance agency was determined using the selling price set forth in a definitive agreement (the “Stock Purchase Agreement”) to sell the insurance agency dated February 7, 2005 to an unaffiliated third party.  The selling price was established at $7,000,000 plus or minus any adjustment amounts to maintain the closing balance sheet at the values stipulated in the Stock Purchase Agreement. Comparing the investment in the insurance agency recorded on the Registrant’s books to the selling price indicated that goodwill was impaired approximately $174,000 at December 31, 2004.  Additionally, as a result of the pending sale of the insurance agency, it was determined that a non-compete agreement with book value of approximately $119,000 at December 31, 2004 between the Registrant and an employee of the insurance agency was also impaired and will be written-off as of December 31, 2004.  The total impairment charges of $293,000 will be deductible for income tax purposes upon completion of the sale and will be tax effected in the 2004 financial statements of the Registrant.

(b) Total impairment charges to be reported in the financial statements of the Registrant for the year ended December 31, 2004 will be $293,000.  This charge, net of tax effect, excluding other operating results, will reduce the Registrant’s net income for 2004 by approximately $193,400, or $.05 per basic and diluted common share.

(c) No future cash expenditures are expected to result from the expected impairment charge.  The Registrant expects to make the $925,000 payment plus interest to the former owners of the insurance agency in the first quarter of 2005 in accordance with the purchase agreement with them.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM FINANCIAL, INC.

Date: February 11, 2005	By:	/s/ Robert J. Weatherbie
Robert J. Weatherbie
Chairman and Chief Executive Officer